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                                                                    Exhibit 12.1
                                 Statement Re:
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)



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
                                                                                                           Three Months
                                                                                                             Ended
                                                    Years Ended December 31,                                March 31,
                                                    ------------------------                              -------------
                                                  1996           1997          1998         1999   2000          2001
                                                  ----           ----          ----         ----   ----          ----

Income (loss) before provision (benefit) for
income taxes and equity in
earnings of unconsolidated
affiliate                                      $(6,868)      $(55,377)     $(22,196)     $17,553)  (9,661)    $ 4,000

Interest expense                                     5             27         1,539            8        3           1

Interest portion of rent expense                   601            681           692          913      495         151
                                                -------       --------      --------     -------- ---------    -------
Earnings (loss) as adjusted                    $(6,262)      $(54,669)     $(19,965)    $(16,632) $(9,163)     $4,152
                                                =======       ========      ========     ======== =========    =======


Fixed charges:
    Interest expense                                $5            $27        $1,539           $8   $    3          $1
    Interest portion
    of rent expense                                601            681           692          913      495         151
                                                -------       --------      --------     --------  -------    -------
Total fixed charges                               $606           $708        $2,231         $921   $  498        $152
                                                =======       ========      ========     ========  =======    =======

Ratio (deficiency) of earnings
available to cover fixed charges               $(6,868)      $(55,377)     $(22,196)    $(17,553)  (9,661)      27.31

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